Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of  October 10, 2018, (the “Effective Date”), by and among Insys Therapeutics, Inc. (the “Company”) and Mark E. Nance (“Executive”) (the Company and Executive, collectively, the “Parties”).

WITNESSETH:

WHEREAS, Executive is currently employed by the Company as its Chief Legal Officer and General Counsel; and

WHEREAS, the Company has determined that it is in the best interests of the Company to assure that the Company will have the continued dedication of Executive and, in order to accomplish this objective, the Company and Executive are entering into this Agreement; and

WHEREAS, Executive desires to serve in such position pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations hereinafter set forth, the Company and Executive hereby agree as follows:

1.Employment.  Subject to the terms set forth herein, the Company agrees to employ Executive as Executive Vice President & General Counsel of the Company, and Executive hereby accepts such employment.  As Executive Vice President & General Counsel of the Company, Executive shall have such authority, perform such duties, and fulfill such responsibilities commonly incident to such position, as well as those that are delegated to Executive by the President & CEO of the Company (the “CEO”) and the applicable Chair Leaders of the Committees of the Board of Directors.  While employed, Executive shall report to the CEO, and Executive shall devote Executive’s full business time and attention to the business and affairs of the Company and shall use Executive’s reasonable best efforts to advance the interests of the Company; provided that, Executive may engage in outside activities in accordance with Section 5.

2.Employment Period.

(a)Duration.  Executive’s period of employment with the Company under this Agreement shall begin on the Effective Date and shall continue until terminated by either the Company or Executive in accordance with Section 6 hereof (such period of employment being the “Employment Period”).

3.Compensation.  In exchange for the on-going services of Executive hereunder, the Company shall provide the following:

(a)Base Salary.  In consideration for the services performed by Executive during the Employment Period, the Company shall pay to Executive an annual salary (“Base Salary”) of $350,000.  The Base Salary shall be paid in approximately equal installments in accordance with the Company’s customary payroll practices. Executive’s Base Salary shall be reviewed at least annually during the Employment Period for possible adjustment but in no event

Employment Agreement – Mark Nance v5 Final 10-10-18

shall be less than an annual salary of $350,000 (other than such a reduction which affects all of the Company’s senior executive employees on a substantially equal or proportionate basis).  The term Base Salary, as utilized in this Agreement, shall refer to Base Salary as it may be adjusted.

(b)Annual Bonus.  For each fiscal year of the Company during the Employment Period, Executive shall be eligible to participate in the Company’s Short-Term Incentive Plan (or any successor thereto) (the “Annual Bonus Plan”).  Executive’s target annual bonus under the Annual Bonus Plan shall be determined by the Compensation Committee of the Board (the “Compensation Committee”) and shall be commensurate with the target annual bonus opportunity available to other similarly situated senior executives of the Company generally (the “Target Bonus”).  The actual amount of Executive’s annual bonus shall depend upon the achievement of performance goals established by the Compensation Committee, with the actual bonus to be determined by the Compensation Committee.   The terms and conditions of the Annual Bonus Plan and the payments to Executive thereunder shall be applied on a basis not less favorable to Executive than to other similarly situated senior executives of the Company generally.  The Compensation Committee shall periodically review Executive’s Target Bonus percentage and may in its discretion adjust Executive’s annual bonus opportunity.  The term Target Bonus, as utilized in this Agreement, shall refer to the Target Bonus as it may be adjusted.  Annual bonuses awarded to Executive under the Annual Bonus Plan are referred to herein as “Annual Bonuses.”  The payment of any such Annual Bonus shall be subject to all the terms and conditions of the applicable Annual Bonus Plan.

(c)Long-Term Compensation.  During the Employment Period, Executive shall be eligible to participate in any equity and/or other long-term compensation programs established by the Company from time to time for senior executive officers.  Executive’s target annual equity award opportunity shall be determined by the Compensation Committee and shall be no less favorable than the target equity award opportunity available to other similarly situated senior executives of the Company generally, with the actual award to be determined by the Compensation Committee on a basis not less favorable to Executive than to other similarly situated senior executives of the Company generally.

(d)Employee Benefit Plans; Paid Time Off.

(i)Benefit Plans.  During the Employment Period, Executive shall be an employee of the Company and shall be entitled to participate, on terms and conditions not less favorable to Executive than other similarly situated senior executives of the Company generally, in the Company’s (A) tax-qualified defined contribution retirement plans (currently, the Company’s 401(k) and Profit Sharing Plan); (B) group life, health and disability insurance plans; and (C) any other employee benefit plans and programs and perquisites in accordance with the Company’s customary practices with respect to other similarly situated senior executives of the Company generally; provided that Executive’s participation shall be subject to the terms of such plans and programs (including being a member of the class of employees currently eligible to commence participation in the plan or program); and provided, further, that nothing herein shall limit the Company’s right to amend or terminate any such plans or programs.

(ii)Paid Time Off.  Executive shall be entitled to three (3) weeks of paid vacation time each year during the Employment Period (measured on a fiscal- or calendar-

year basis, in accordance with the Company’s usual practices), as well as sick leave, holidays and other paid absences in accordance with the Company’s policies and procedures for senior executives.  Any unused paid time off during an annual period may not be carried forward into the following year, and Executive shall not be compensated for any unused paid time off in the event of termination of employment for any reason.

(e)Expenses.  The Company shall reimburse Executive for Executive’s ordinary and necessary business expenses and travel and entertainment expenses incurred in connection with the performance of Executive’s duties under this Agreement upon presentation to the Company of an itemized account of such expenses in such form as the Company may reasonably require.  Such payment shall be made within reasonable time thereafter.

(f)Moving Expenses.  In accordance with the Company’s relocation policy in effect, the Company shall reimburse or pay Executive for reasonable moving and relocation costs incurred in connection with moving Executive and Executive’s family to Chandler, Arizona.

4.Principal Place of Employment.  Executive’s principal place of employment during the Employment Period shall be at the Company’s principal executive offices or at such other location upon which the Company and Executive may mutually agree, and subject to travel to such other locations as shall be necessary to fulfill the employment duties.

5.Outside Activities and Board Memberships.  During the Employment Period, Executive shall not provide services on behalf of any other entity or business that competes with the Company or any of its affiliates (each, a “competitive business”), or any subsidiary or affiliate of any such competitive business, as an employee, consultant, independent contractor, agent, sole proprietor, partner, joint venturer, corporate officer or director; nor shall Executive acquire, by reason of purchase during the Employment Period, the ownership of more than one percent (1%) of the outstanding equity interest in any such competitive business.  In addition, during the Employment Period, Executive shall not, directly or indirectly, acquire a beneficial interest, or engage in any joint venture in real estate with the Company.  Subject to the foregoing, Executive may serve on boards of directors of unaffiliated corporations, subject to approval by the Board, which shall not be unreasonably withheld, and boards of directors of not-for-profit organizations and trade associations, subject to approval by the Company in accordance with the Company’s policies and procedures.  Except as specifically set forth herein, Executive may engage in personal business and investment activities, including but not limited to, real estate investments and personal investments in the stocks, securities and obligations of other financial institutions (or their holding companies).  Notwithstanding the foregoing, in no event shall Executive’s outside activities, services, personal business and investments materially interfere with the performance of Executive’s duties under this Agreement.  Nothing in this Section 5 shall limit any of Executive’s obligations under Section 9 hereof.

6.Termination of Employment.

(a)Termination by the Company without Cause.

(i) The Company shall have the right to terminate Executive’s employment at any time during the Employment Period without Cause by giving notice to Executive as described in Section 6(d).  For sake of clarity, termination of Executive’s employment pursuant to Section 6(c) shall constitute a termination without Cause for purposes of this Section 6.

(ii)In the event that The Company terminates Executive’s employment during the Employment Period without Cause:

(A)The Company shall pay or provide to Executive any Accrued Obligations; and

(B)Subject to Section 6(e), the Company shall pay to Executive within sixty (60) days following the date of termination, a lump sum cash payment in (i) an amount equal to twelve (12) months of Executive’s Base Salary as of the Termination Date (as defined below), and (ii) an amount equal to Executive’s non-prorated Target Bonus attributable to the fiscal year during which the Termination Date occurs if such bonus would have been earned and paid but for the termination of Employee’s employment (the “Severance Payment”); and

Subject to Section 6(e), effective as of the Termination Date, the vesting and exercisability of all then outstanding equity awards (excluding such portion of any equity awards (A) whose vesting is based on performance-based criteria (other than options granted at fair market value) (each, a “Performance-Based Award”) held by Executive shall accelerate in full.  The time-based vesting and exercisability (if any) of all Performance-Based Awards held by Executive shall accelerate effective as of the Termination Date.  Any Performance-Based Award shall become vested and exercisable only if the applicable performance-based criteria are satisfied at the end of the applicable period relating to such award, at which time such Performance-Based Award shall become  vested and exercisable on a pro-rated basis by multiplying such Performance-Based Award by a fraction, the numerator of which is the number of full months Executive was employed  by the Company during the applicable performance period, and the denominator of which is the total number of months in such performance period.  The term of any option that is treated as a Performance-Based Award shall include any period referred to in the preceding sentence during which the option shall not be terminated.  Any Performance-Based Award for which the performance criteria are not satisfied within the applicable performance period shall terminate at the end of such period.

(b)Termination by the Company for Cause.  The Company shall have the right to terminate Executive’s employment at any time during the Employment Period for Cause by giving notice to Executive as provided in Section 6(d) hereof.  In the event Executive’s employment is terminated for Cause, the Company’s sole obligation shall be to pay or provide to Executive any Accrued Obligations.

(c)Termination by Reason of Death or Disability of Executive.

(i)In the event of Executive’s death during the Employment Period, the Company’s sole obligation shall be to pay to Executive’s legal representatives any Accrued Obligations

(ii)The Company shall be entitled to terminate Executive’s employment due to Executive’s Disability.  If Executive’s employment hereunder is terminated due to Executive’s Disability, the Company’s sole obligation shall be to pay or provide to Executive any Accrued Obligations.

(d)Notice; Effective Date of Termination.  Notice of termination of employment under this Agreement shall be communicated by or to Executive (on one hand) or the Company (on the other hand) in writing in accordance with Section 14.  Termination of Executive’s employment pursuant to this Agreement (the “Termination Date”) shall be effective on the earliest of:

(i)immediately after the Company gives notice to Executive of Executive’s termination without Cause, unless the parties agree to a later date, in which case, termination shall be effective as of such later date;

(ii)immediately upon approval by the Board of termination of Executive’s employment for Cause;

(iii)immediately upon Executive’s death;

(iv)in the case of termination by reason of Executive’s Disability, the date on which Executive is determined to be permanently disabled for purposes of the Company’s long-term disability plan or policy that covers Executive; or

(v)thirty (30) days after Executive gives written notice to the Company of Executive’s resignation from employment under this Agreement, provided that the Company may set an earlier termination date at any time prior to the date of termination of employment, in which case Executive’s resignation shall be effective as of such other date.

(e)General Release of Claims.  Executive shall not be entitled to any payment or benefit pursuant to Section 6(a)(ii)(B) (the “Severance Benefits”) in the event Executive’s employment terminates without Cause, unless (i) Executive has executed and delivered to the Company a general release of claims (in the form attached hereto as Exhibit A) (the “Release”) and (ii) such Release has become irrevocable under the Age Discrimination in Employment Act not later than sixty (60) days after the Termination Date.  Executive’s entitlement to the Severance Benefits is further conditioned upon complying with the terms of Sections 6(i), 8, 9(a) and 9(b) hereof, subject to written notice by the Company and a reasonable opportunity for Executive to cure, if subject to cure.  The Company shall deliver to Executive a copy of the Release not later than three (3) days after the Termination Date pursuant to Section 6(a) hereof.  In the event that the sixty (60) day period referenced above begins and ends in different taxable years of Executive, any payments or benefits under this Agreement that constitute nonqualified deferred compensation under Section 409A of the Code and the payment or settlement of which is conditioned on the effectiveness of the Release shall be paid in the later taxable year.

(f)No Other Severance Benefits.  Executive acknowledges and agrees the Severance Benefits, and other rights and benefits provided under this Agreement upon termination are in lieu of, and not in addition to, any payments and/or benefits to which Executive may otherwise be entitled under any severance plan, policy or program of the Company, except as may be provided in any change of control agreement between Executive and the Company.  In the event Executive is eligible for severance benefits as a result of a change of control agreement and in the event of a change of control as defined in such agreement, then the change of control agreement shall supersede the provisions of the Agreement which relate to severance benefits.

(g)Payment of Obligations.  Notwithstanding anything to the contrary herein, any payment obligation of the Company under this Agreement may be satisfied in whole or in part by payment by the Company, the Company or any affiliate, and any such payment shall, for purposes of this Agreement, be treated as if made by the Company.

(h)Resignation from Positions.  Upon termination of Executive’s employment for any reason, Executive shall promptly (i) resign from all positions (including, without limitation, any management, officer or director position) with the Company and its affiliates and (ii) relinquish any power of attorney, signing authority, trust authorization or Company account signatory authorization that Executive may hold on behalf of the Company or its affiliates.  Executive’s execution of this Agreement shall be deemed the grant by Executive to the officers of the Company and the Company of a limited power of attorney to sign in Executive’s name and on Executive’s behalf such documentation as may be necessary or appropriate for the limited purposes of effectuating such resignations and relinquishments.

(i)Return of Property.  On or before the Termination Date, Executive shall return to the Company any and all Company property, including but not limited to any computer or other electronic equipment, and any documents, files, computer records, or other materials belonging to, or containing confidential or proprietary information obtained from, the Company that are in Executive’s possession, custody, or control, including but not limited to any such materials that may be at Executive’s home or that may be stored on any electronic devices not belonging to the Company.  Upon the Company’s request, Executive shall destroy any copies, including electronic copies, of any Company information, including any Company confidential information, as described in Section 8 of this Agreement.

7.Certain Definitions.

(a)“Accrued Obligations” means (i) any accrued and unpaid Base Salary of Executive through the date of termination of employment, payable pursuant to the Company’s standard payroll policies, (ii)  any earned and unpaid bonus of Executive under the Annual Bonus Plan for any completed fiscal year prior to the date of termination of employment, (iii) any compensation and benefits to the extent payable to Executive based on Executive’s participation in any compensation or benefit plan, program or arrangement of the Company through the date of termination of employment, payable in accordance with the terms of such plan, program or arrangement, and (iv) any expense reimbursement to which Executive is entitled under the Company’s standard expense reimbursement policy (as applicable) and Sections 3(e) and 10 hereof.

(b)“Cause” means Executive’s failure or refusal to substantially perform Executive’s duties hereunder, personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, breach of the Company’s code of ethics, breach of the Company’s code of conduct, breach of the Company’s compliance policies, material violation of the Sarbanes-Oxley requirements for officers of public companies that in the reasonable opinion of the Board will likely cause substantial financial harm or substantial injury to the reputation of the Company, willfully engaging in actions that in the reasonable opinion of the Board will likely cause substantial financial harm or substantial injury to the business reputation of the Company, willful violation of any law, rule or regulation (other than routine traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement.  The cessation of employment of Executive shall not be deemed to be for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel for Executive, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive is guilty of the conduct described in first sentence of this Section 7(b), and specifying the particulars thereof in detail.  For purposes hereof, no act or failure to act, on the part of Executive, shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without an objectively reasonable belief that Executive’s action or omission was in the best interests of the Company.  Any act, or failure to act, based upon the direction of the Board based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.

(c)“Disability” means that Executive is deemed disabled for purposes of the Company’s long-term disability plan or policy that covers Executive.

8.Confidentiality.  In the course of Executive’s employment with and involvement with the Company and its affiliates, Executive has obtained, or may obtain, secret or confidential information, knowledge or data concerning the Company’s and its affiliates’ businesses, strategies, operations, clients, customers, prospects, financial affairs, organizational and personnel matters, policies, procedures and other nonpublic matters, or concerning those of third parties.  Executive shall hold in a fiduciary capacity for the benefit of the Company and its affiliates, all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by Executive during Executive’s employment by the Company or any of its affiliates and which shall not be or become public knowledge (other than by acts by Executive or representatives of Executive in violation of this Agreement).  All records, files, memoranda, reports, customer lists, documents and the like (whether in paper or electronic format) that Executive has used or prepared during Executive’s employment shall remain the sole property of the Company and shall be promptly returned to the Company’s premises upon any termination of employment. After termination of Executive’s services with the Company, Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. The confidentiality provision contained herein is in addition to and not in limitation of Executive’s duties as an officer and director under applicable law.  For purposes of this Section 8 and Section 9, references to the Company and its affiliates shall include their predecessor and any successor entities.  Notwithstanding the foregoing, Executive will not be held criminally or civilly liable under any federal or state trade secret law for a disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and protected from public disclosure.  Further, nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, and any federal Inspector General, or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation.  Executive does not need the prior authorization of the Company to make any such reports or disclosures and is not required to notify the Company that he has made such reports or disclosures.

9.Nonsolicitation; Noncompetition; Post-Termination Cooperation.

(a)Executive hereby covenants and agrees that, while employed and for a period of twelve (12) months following his termination of employment with the Company for any reason, Executive shall not, without the prior written consent of the Company, either directly or indirectly, (i) induce or attempt to induce any employee or independent contractor of the Company, the Company or any of their respective affiliates to leave the Company, the Company or any such affiliate, (ii) hire any person who was an employee or independent contractor of the Company, the Company or any of their respective affiliates until six (6) months after such individual’s relationship with the Company, the Company or such affiliate has been terminated, (iii) induce or attempt to induce any client, customer or other business relation (whether (A) current, (B) former, within the six (6) months after such relationship has been terminated or (C) prospective, provided that there are demonstrable efforts or plans to establish such relationship) of the Company, the Company or any of their respective affiliates to cease doing business or to reduce the amount of business they have customarily done or contemplate doing with the Company, the Company or any such affiliate, whether or not the relationship between the Company, the Company or any such affiliate and such client, customer or other business relation was originally established, in whole or in part, through Executive’s efforts, or in any way interfere with the relationship between any such client, customer or business relation, on the one hand, and the Company, the Company or any such affiliate, on the other hand.

(b)Executive acknowledges that, in the course of Executive’s employment with the Company, the Company and their respective affiliates (including their predecessor and any successor entities), Executive has become familiar, or will become familiar, with the Company’s, the Company’s and their respective affiliates’ trade secrets and with other confidential information, knowledge or data concerning the Company, the Company, their respective affiliates and their respective predecessors, and that Executive’s services have been and will be of special, unique and extraordinary value to the Company, the Company and their respective affiliates.  Therefore, Executive agrees that, while employed and for a period of twelve (12) months following Executive’s termination of employment with the Company for any reason (the “Noncompetition Period”), Executive shall not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, director consultant, independent contractor or otherwise, and whether or not for compensation) or render services in any capacity to a Competing Business (as defined below), in any country in which the Company, the Company or any of their respective affiliates conducts business.  For purposes of this Agreement, a “Competing Business” shall mean any person, firm, corporation or other entity, in whatever form, engaged in the business in which the Company or its affiliates engage, including the development, manufacture, or marketing of products incorporating tetrahydrocannabinol (THC) or derivatives or synthetic versions thereof, spray technologies for use in drug delivery of pain medication, or any new molecules which were in development by the Company as of the Termination Date.  Nothing herein shall prohibit Executive from practicing law or being a passive owner of not more than one percent (1%) of the outstanding equity interest in any entity which is publicly traded, so long as Executive has no active participation in the business of such entity.

(c)Executive hereby agrees that prior to accepting employment with any other person or entity during the Noncompetition Period, Executive shall provide such prospective employer with written notice of this Section 9, with a copy of such notice delivered promptly to the Company.

(d)During the Employment Period and following the cessation of Executive’s employment for any reason, Executive shall, upon reasonable notice, (i) furnish such information and assistance to the Company, the Company and/or their respective affiliates, as may reasonably be requested by the Company, the Company or such affiliates, with respect to any matter, project, initiative or effort for which Executive is or was responsible or has relevant knowledge or had substantial involvement in while employed by the Company under this Agreement, and (ii) cooperate with the Company, the Company and their respective affiliates during the course of all third-party proceedings arising out of the Company, the Company and their respective affiliates’ business about which Executive has knowledge or information. The Company agrees to reimburse Executive for any reasonable expenses incurred in providing the cooperation described herein.

Executive acknowledges and agrees that:  (i) the purposes of the foregoing covenants, including without limitation the noncompetition covenant of Section 9(b), are to protect the goodwill, legitimate business interests, and trade secrets and confidential information of the Company and its affiliates; and (ii) because of the nature of the business in which the Company and its affiliates are engaged, and because of the nature of the trade secrets and confidential information to which Executive has access, it would be impractical and excessively difficult to determine the actual damages of the Company and its affiliates in the event Executive breached any of the covenants of Section 8 or this Section 9.  Executive understands that the covenants may limit Executive’s ability to earn a livelihood in a Competing Business during the Noncompetition Period.  Executive acknowledges that the Company would be irreparably injured by a violation of Section 8 or this Section 9, and that it is impossible to measure in money the damages that will accrue to the Company by reason of a failure by Executive to perform any of Executive’s obligations under Section 8 or this Section 9.  Accordingly, if the Company or its affiliates institutes any action or proceeding to enforce any of the provisions of

Section 8 or this Section 9, to the extent permitted by applicable law, Executive hereby waives the claim or defense that the Company or its affiliates have an adequate remedy at law, and Executive shall not urge in any such action or proceeding the defense that any such remedy exists at law.  Furthermore, in addition to other remedies that may be available (including, without limitation, termination of the obligation for the Company and the Company to pay compensation or benefits hereunder due to Executive’s failure to comply in all material respects with the restrictive covenants in Section 8, 9(a) or 9(b), subject to written notice by the Company and a reasonable opportunity for Executive to cure, if subject to cure), the Company and its affiliates shall be entitled to specific performance and other injunctive relief, without the requirement to post a bond.  If any of the covenants set forth in Section 8 or this Section 9 are finally held to be invalid, illegal or unenforceable (whether in whole or in part), such covenant shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining covenants shall not be affected thereby.  Any termination of Executive’s services or of this Agreement shall have no effect on the continuing operation of Section 8 and this Section 9, which shall survive in accordance with their terms.

10.Section 409A of the Code.  This Agreement is intended to comply with the requirements of Section 409A of the Code (including the exceptions thereto), to the extent applicable, and the Company shall administer and interpret this Agreement in accordance with such requirements.  If any provision contained in this Agreement conflicts with the requirements of Section 409A of the Code (or the exemptions intended to apply under this Agreement), this Agreement shall be deemed to be reformed to comply with the requirements of Section 409A of the Code (or the applicable exemptions thereto).  Notwithstanding anything to the contrary herein, for purposes of determining Executive’s entitlement to the payment or receipt of amounts or benefits that constitute nonqualified deferred compensation within the meaning of Section 409A of the Code, Executive’s employment shall not be deemed to have terminated unless and until Executive incurs a “separation from service” as defined in Section 409A of the Code.  Reimbursement of any expenses provided for in this Agreement shall be made promptly upon presentation of documentation in accordance with the Company’s policies with respect thereto as in effect from time to time (but in no event later than the end of the calendar year following the year such expenses were incurred); provided, however, that in no event shall the amount of expenses eligible for reimbursement hereunder during a calendar year affect the expenses eligible for reimbursement in any other taxable year.  Notwithstanding anything to the contrary herein, if a payment or benefit under this Agreement that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code is payable or provided due to a “separation from service” for purposes of the rules under Treas. Reg. § 1.409A-3(i)(2) (payments to specified employees upon a separation from service) and Executive is determined to be a “specified employee” (as determined under Treas. Reg. § 1.409A-1(i) and related Company procedures), such payment shall, to the extent necessary to comply with the requirements of Section 409A of the Code, be made on the date that is six (6) months after the date of Executive’s separation from service (or, if earlier, the date of Executive’s death).  Any installment payments that are delayed pursuant to this Section 10 shall be accumulated and paid in a lump sum on the first day of the seventh month following the date of Executive’s separation from service (or, if earlier, upon Executive’s death), and the remaining installment payments shall begin on such date in accordance with the schedule provided in this Agreement.  The Severance Benefits are intended not to constitute deferred compensation subject to Section 409A of the Code to the extent such Severance Benefits are covered by (a) the “short-term deferral exception” set forth in Treas. Reg. § 1.409A-1(b)(4), (b) the “two times severance exception” set forth in Treas. Reg. § 1.409A-1(b)(9)(iii), or (c) the “limited payments exception” set forth in Treas. Reg. § 1.409A-1(b)(9)(v)(D).  The short-term deferral exception, the two times severance exception and the limited payments exception shall be applied to the Severance Benefits in order of payment in such manner as results in the maximum exclusion of such Severance Benefits from treatment as deferred compensation under Section 409A of the Code.  Each installment of the Severance Benefits and any other payments or benefits that constitute nonqualified deferred compensation within the meaning of Section 409A of the Code shall be deemed to be a separate payment for purposes of Section 409A of the Code.  In no event may Executive, directly or indirectly, designate the calendar year of any payment under this Agreement.

11.Additional Termination and Suspension Provisions.

(a)If, after the Effective Date, any regulation applicable to the Company is amended or modified, or if any new regulation applicable to the Company becomes effective, and such amended, modified, or new regulation requires the inclusion in this Agreement of a provision not presently included in this Agreement, then the foregoing provisions of this Section shall be deemed amended to the extent necessary to give effect in this Agreement to any such amended, modified or new regulation.

(b)If, after the Effective Date, any regulation applicable to the Company is amended or modified, or if any new regulation applicable to the Company becomes effective, and such amended, modified, or new regulation permits the exclusion of a limitation in this Agreement on the payment to Executive of an amount or benefit provided for presently in this Agreement, then the foregoing provisions of this Section shall be deemed amended to the extent permissible to exclude from this Agreement any such limitation previously required to be included in this Agreement by a regulation prior to its amendment, modification or repeal.

12.Arbitration.  Any dispute or controversy arising out of, under, in connection with, or relating to this Agreement or any amendment hereof shall be submitted to binding arbitration before one arbitrator in Phoenix, Arizona, in accordance with the Employment Arbitration Rules of the American Arbitration Association (“AAA”), and any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. To commence arbitration, Executive or the Company must file a written demand for arbitration under the AAA Employment Arbitration Rules.  If Executive seeks to initiate arbitration, and a filing fee is required, Employee will pay the lesser of the AAA filing fee or the filing fee that would apply if Employee filed a lawsuit in state court, with the Company paying the remainder of the filing fee.  If the Company initiates arbitration, the Company will pay any applicable AAA filing fee.

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13.Indemnification and Insurance.  The Parties acknowledge that the Parties have executed an Indemnification Agreement, which shall not be superseded by this Agreement.  To the extent that the Company provides its senior executive officers with coverage under a directors’ and officers’ liability insurance policy, the Company shall provide such coverage to Executive on substantially the same basis.

14.Notices.  The persons or addresses to which notices, mailings or deliveries shall be made may change from time to time by notice given pursuant to the provisions of this Section.  Any notice or other communication given pursuant to the provisions of this Section shall be deemed to have been given (a) if sent by messenger, upon personal delivery to the party to whom the notice is directed; (b) if sent by reputable overnight courier, one business day after delivery to such courier; (c) if sent by facsimile or email, on the date it is actually received; and (d) if sent by mail, three business days following deposit in the United States mail, properly addressed, postage prepaid, certified or registered mail with return receipt requested.  All notices required or permitted to be given hereunder shall be addressed as follows (except as may be provided by written notice from one party to the other):

If to Executive:	Mark E. Nance P.O. Box 1410 McMurray, PA 15317
If to the Company:	Insys Therapeutics, Inc. 1333 South Spectrum Boulevard Suite 100 Chandler, Arizona 85286 Attention: Human Resources

15.Amendment.  No modifications of this Agreement shall be valid unless made in writing and signed by the Parties.

16.Miscellaneous.

(a)Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon Executive, his legal representatives and estate and intestate distributees, and the Company and its successors and assigns, including any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the assets and business of the Company may be sold or otherwise transferred.  Any such successor of the Company shall be deemed to have assumed this Agreement and to have become obligated hereunder to the same extent as the Company and Executive’s obligations hereunder shall continue in favor of such successor.

(b)Severability.  A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

(c)Waiver.  Failure to insist upon strict compliance with any terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition.  A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought.  Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

(d)Counterparts.  This Agreement may be executed in two or more counterparts by original signature, facsimile or any generally accepted electronic means (including transmission of a pdf containing executed signature pages), each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

(e)Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Arizona, without reference to conflicts of law principles, except to the extent governed by federal law in which case federal law shall govern.

(f)Withholding.  The Company may withhold from any amounts payable to Executive hereunder all federal, state, city or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation (it being understood, that Executive shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).

(g)Headings and Construction.  The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any Section.  Any reference to a Section number shall refer to a Section of this Agreement, unless otherwise specified.

(h)Entire Agreement.  Except as specifically provided herein, this Agreement contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed, and Executive has hereunto set Executive’s hand, all as of the Effective Date specified above.

INSYS THERAPEUTICS, INC.

By: /s/ Andrew Long____________________
       Name: Andrew Long
       Title: EVP, Chief Financial Officer

EXECUTIVE

/s/ Mark E. Nance_______________________

Mark E. Nance

Employment Agreement – Mark Nance v5 Final 10-10-18

Exhibit A

RELEASE AGREEMENT

THIS RELEASE AGREEMENT (hereinafter “Agreement”) is made and entered into on the [_____] day of [____________________], 20[__] by and between Insys Therapeutics, Inc. (the “Company”) and Mark E. Nance (“Executive”).

WHEREAS, the Company and Executive are parties to an Employment Agreement, dated as of _______________ ___, 201__ (the “Employment Agreement”), pursuant to which Executive is eligible, subject to the terms and conditions set forth in the Employment Agreement, to receive certain compensation and benefits in connection with certain terminations of Executive’s services to the Company.

NOW, THEREFORE, in consideration of the Company agreeing to provide the compensation and benefits under Section 6a(ii)-(B) of the Employment Agreement to Executive and of other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged by the parties, it is agreed as follows:

1.In exchange for the consideration referenced above, Executive hereby completely, irrevocably, and unconditionally releases and forever discharges the Company, and any of its predecessor or affiliated companies, and each and all of their officers, agents, directors, supervisors, employees, representatives, and their successors and assigns, and all persons acting by, through, under, for, or in concert with them, or any of them, in any and all of their capacities (hereinafter individually or collectively, the “Released Parties”), from any and all charges, complaints, claims, and liabilities of any kind or nature whatsoever, known or unknown, suspected or unsuspected (hereinafter referred to as “claim” or “claims”) which Executive at any time heretofore had or claimed to have or which Executive may have or claim to have regarding events that have occurred as of the Effective Date of this Agreement, including, without limitation, those based on:  any employee welfare benefit or pension plan governed by the Employee Retirement Income Security Act of 1974, as amended (provided that this release does not extend to any vested benefits of Executive under Company’s pension and welfare benefit plans as of the date of Executive’s termination of services); the Civil Rights Act of 1964, as amended (race, color, religion, sex and national origin discrimination and harassment); the Civil Rights Act of 1966 (42 U.S.C. § 1981) (discrimination); the Age Discrimination in Employment Act of 1967, as amended (hereinafter “ADEA”); the Older Workers Benefit Protection Act, as amended; the Americans With Disabilities Act, as amended ; § 503 of the Rehabilitation Act of 1973; the Fair Labor Standards Act, as amended (wage and hour matters); the Family and Medical Leave Act, as amended (family leave matters); the Genetic Information Non-Discrimination Act; the Uniformed Service Employment and Reemployment Rights Act; the Worker Adjustment and Retraining Notification Act; any other federal, state, or local laws or regulations regarding employment discrimination or harassment, wages, insurance, leave, privacy or any other matter, including those of the State of Arizona or any other state, city or municipality; any negligent or intentional tort; any contract, policy or practice (implied, oral, or written); or any other theory of recovery under federal, state, or local law, including, but not limited to, any and all claims which Executive may now have or may have had, arising from or in any way whatsoever connected with Executive’s employment, service, or contacts, or

Employment Agreement – Mark Nance v5 Final 10-10-18

termination of Executive’s employment, with the Company or any other of the Released Parties; as well as any and all claims for compensatory or punitive damages, back pay, front pay, fringe benefits, attorneys’ fees, costs, expenses or other equitable relief.

Notwithstanding the foregoing, the released claims do not include, and this Agreement does not release, any: (a) rights to compensation and benefits provided under Section 6 (ii) (B) of the Employment Agreement; and (b) rights to indemnification Executive may have under applicable law, the bylaws or certificate of incorporation of the Company, any applicable director and officer liability policy or under the Employment Agreement, as a result of having served as an officer or director of the Company or any of its affiliates.  The Parties also agree that the release provided by Executive in this Agreement does not include a release for (i) any rights or claims that arise after Executive signs this Agreement; (ii) any claim to challenge the release under the ADEA; (iii) any rights that cannot be waived bylong operation of law; or (iv) any claims arising from a breach of this Agreement.

Executive further acknowledges and agrees that Executive has not filed, assigned to others the right to file, reported, or provided information to a government agency, nor are there pending, any complaints, charges, or lawsuits by or on his behalf against the Company or any Released Party with any governmental agency or any court, except for any filings, reports or information Executive may have made or provided pursuant to Section 21F of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or other applicable whistleblower laws or regulations.   In addition, Executive understands that nothing contained in this Agreement limits Executive’s ability to report (by way of filing a charge or complaint, or otherwise) possible violations of law or regulation, or make other legally-protected disclosures under applicable whistleblower laws or regulations (including pursuant to Section 21F of the Exchange Act), without notice to or consent from the Company, to the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the Securities and Exchange Commission (the “SEC”) or any other federal, state or local governmental agency or commission (“Government Agencies”).  Executive further understands that this Agreement does not limit Executive’s ability to participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information to such Government Agencies, without notice to the Company.

To the extent permitted by law, Executive agrees that Executive will not cause or encourage any future legal proceedings to be maintained or instituted against any of the Released Parties.  To the extent permitted by law, Executive agrees that Executive will not accept any monetary remedy or recovery arising from any charge filed or proceedings or investigation conducted by the EEOC or by any state or local human rights or employment rights enforcement agency relating to any of the matters released in this Agreement. However, nothing in this Agreement prohibits or shall be construed to prohibit Executive from receiving a reward from the SEC pursuant to Section 21F of the Exchange Act and the regulations thereunder or, to the extent required by law, from another government agency pursuant to another applicable whistleblower law or regulation in connection therewith.

Employment Agreement – Mark Nance v5 Final 10-10-18

2.Older Workers Benefit Protection Act /ADEA Waiver:

(a)Executive acknowledges that the Company has advised Executive in writing to consult with an attorney of Executive’s choice before signing this Agreement, and Executive has been given the opportunity to consult with an attorney of Executive’s choice before signing this Agreement.

(b)Executive acknowledges that Executive has been given the opportunity to review and consider this Agreement for a full forty-five (45) days before signing it, and that, if Executive has signed this Agreement in less than that time, Executive has done so voluntarily in order to obtain sooner the benefits of this Agreement.

(c)Executive further acknowledges that Executive may revoke this Agreement within seven (7) days after signing it, provided that this Agreement will not become effective until such seven (7) day period has expired.  To be effective, any such revocation must be in writing and delivered to Company’s principal place of business by the close of business on the seventh (7th) day after signing the Agreement and must expressly state Executive’s intention to revoke this Agreement.  Provided that Executive does not timely revoke this Agreement, the eighth (8th) day following Executive’s execution hereof shall be deemed the “Effective Date” of this Agreement.

3.This Agreement shall not in any way be construed as an admission by the Company of any acts of unlawful conduct, wrongdoing or discrimination against Executive, and the Company specifically disclaims any liability to Executive on the part of itself, its employees, and its agents.

4.This Agreement cannot be amended, modified, or supplemented in any respect except by written agreement entered into and signed by the parties hereto.

5.The Agreement shall be governed by and construed in accordance with the laws of the State of Arizona, without regard to the principles of conflict of laws.  Any disputes arising hereunder shall be resolved in accordance with Section 12 of the Employment Agreement.

6.Executive hereby acknowledges that Executive has read and understands the terms of this Agreement and that Executive signs it voluntarily and without coercion. Executive further acknowledges that Executive was given an opportunity to consider and review this Agreement and the waivers contained in this Agreement, that Executive has done so and that the waivers made herein are knowing, conscious and with full appreciation that Executive is forever foreclosed from pursing any of the rights so waived.

7.The Agreement may be signed in counterparts, and each counterpart shall be considered an original for all purposes.

Employment Agreement – Mark Nance v5 Final 10-10-18

PLEASE READ THIS AGREEMENT CAREFULLY; IT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Executive has executed this Agreement, as of the date first written above.

_____________________________________

Mark E. Nance

INSYS THERAPEUTICS, INC.

By: __________________________________
       Name: Andrew Long
       Title: EVP, Chief Financial Officer

Employment Agreement – Mark Nance v5 Final 10-10-18